PRIMERICA REPORTS FOURTH QUARTER 2024 RESULTS

Momentum in recruiting and licensing drove life-licensed sales force to a record 151,611, up 7%

Investment and Savings Products ("ISP") sales up 41%; ending client asset values grew 16%

Term Life net premiums grew 4%; adjusted direct premiums increased 6%

Net earnings per diluted share from continuing operations (EPS) of $4.98 increased 14%; return from continuing operations on stockholders’ equity (ROE) of 31.9%

Diluted adjusted operating earnings per share of $5.03 increased 17%; adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 31.3%

Declared a 16% increase in dividend to $1.04 per share, payable on March 14, 2025

Duluth, GA, Feb. 11, 2025 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended December 31, 2024. Total revenues of $788.1 million increased 12% compared to the fourth quarter of 2023. Net income from continuing operations of $167.7 million increased 9% while net earnings per diluted share from continuing operations of $4.98 increased 14% compared to the prior year period.

Adjusted operating revenues of $790.1 million increased 12% compared to the fourth quarter of 2023. Adjusted net operating income of $169.2 million increased 11%, while adjusted operating earnings per diluted share of $5.03 grew 17% compared to the prior year period.

Continued momentum during the fourth quarter led to a record number of life-licensed representatives at year-end, reflecting the ongoing interest and appeal of Primerica’s business opportunity. Financial results were notably strong, driven by steady premium revenue growth due to the cumulative impact of new policy sales in recent periods adding to the Company’s large block of in-force term life insurance policies. This growth, combined with higher ISP sales and rising client asset values which benefited from favorable equity market conditions, further strengthened overall performance.

“Strong growth in 2024 has fueled another year of double-digit adjusted operating earnings growth for our stockholders and positioned us for continued success,” said Glenn Williams, Chief Executive Officer of Primerica, Inc. “Our independent sales representatives remain well-positioned to deliver much needed advice to middle-income families in the U.S. and Canada.”

Sustained recruiting and licensing momentum throughout 2024 drove a 15% increase in new insurance licenses and 7% growth in the size of the life-licensed sales force from year-end 2023. Issued term life insurance policies and newly issued term life face amount both increased 3%. ISP sales were very strong, increasing 31% to a total of $12.1 billion in 2024. Favorable equity market conditions served as an added catalyst for growth and helped push client asset values to a record $112.1 billion, up 16% compared to December 31, 2023.

Comparing financial results for the full year 2024 to 2023, net income from continuing operations of $720.1 million increased 22%, while earnings per diluted share from continuing operations of $20.99 increased 28%. Adjusted net operating income of $680.9 million increased 14%, while adjusted operating earnings per diluted share of $19.84 increased 20%. Net income and diluted earnings per share, including discontinued operations, were $470.5 million and $13.71, respectively, compared to $576.6 million and $15.94, respectively, in the prior year.

Fourth Quarter Distribution & Segment Results

Distribution Results
	Q4 2024	Q4 2023	% Change
Life-Licensed Sales Force	151,611	141,572	7%
Recruits	95,497	89,992	6%
New Life-Licensed Representatives	14,620	13,029	12%
Life Insurance Policies Issued	89,664	88,757	1%
Life Productivity (1)	0.20	0.21	*
Issued Term Life Face Amount ($ billions) (2)	$29.6	$29.3	1%
ISP Product Sales ($ billions)	$3.3	$2.4	41%
Average Client Asset Values ($ billions)	$112.3	$91.0	23%
Closed U.S. Mortgage Volume ($ million brokered)	$121.0	$72.9	66%

(1)
Life productivity equals the average monthly policies issued divided by the average number of life insurance licensed representatives.
(2)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.

* Not calculated

Segment Results
	Q4 2024	Q4 2023	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$450,578	$431,327	4%
Investment and Savings Products	286,048	221,656	29%
Corporate and Other Distributed Products (1)	53,508	51,157	5%
Total adjusted operating revenues (1)	$790,134	$704,140	12%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$139,541	$140,285	(1)%
Investment and Savings Products	81,988	62,763	31%
Corporate and Other Distributed Products (1)	(993)	(5,375)	NM
Total adjusted operating income before income taxes (1)	$220,536	$197,673	12%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

Primerica’s entrepreneurial opportunity continues to resonate strongly, with the Company experiencing sustained high interest from individuals who are attracted to the flexibility offered by Primerica. During the fourth quarter of 2024, the Company recruited a total of 95,497 individuals and added 14,620 new life-licensed representatives, representing a 12% increase in the number of newly licensed individuals compared to the prior year period. The size of the sales force increased year-over-year to a record of 151,611 life-licensed representatives as of December 31, 2024.

Term Life Insurance

The number of new life insurance policies issued during the fourth quarter increased 1% year-over-year. Productivity as measured by the average monthly rate of new policies issued per life-licensed independent sales representative was 0.20, in line with the historical range. Cost of living pressure continued to impact sales during the fourth quarter and are expected to further affect middle-income families in 2025.

Fourth quarter revenues of $450.6 million increased 4% compared to the prior year period, driven by 6% growth in adjusted direct premiums. During the quarter, the benefits and claims ratio was 58.6% which included a one-time adjustment from an actuarial model refinement that led to a $4.2 million increase in reserves. Excluding this model refinement adjustment, the benefits and claims ratio was 57.9% compared to 58.2% in the prior year period. The DAC amortization and insurance commissions ratio at 12.2% was consistent with the prior year period. Insurance expenses increased year-over-year due to an increase in variable expenses associated with the growth in direct premiums, recruiting and licensing, higher employee incentive compensation reflecting the Company’s strong performance in 2024, as well as higher technology costs.

Investment and Savings Products

Total product sales during the quarter were $3.3 billion, reflecting growth of 41% year-over-year as client demand for mutual funds, annuities and managed accounts remained strong. Client asset values continued to benefit from solid equity market gains, reaching $112.1 billion at the end of the quarter, a 16% increase compared to December 31, 2023. During the fourth quarter, net inflows were $731 million compared to inflows of $172 million in the prior year period.

Revenues of $286.0 million increased 29% compared to the fourth quarter of 2023, while income before income taxes of $82.0 million increased 31%. Results were driven by higher up-front revenue-generating product sales and an increase in average client asset values. Sales-based revenues increased 42% and sales-based commission expenses increased 40%. Revenue growth slightly outpaced correlated product sales due to continued strong demand for variable annuities on which we earn higher up-front fees. Asset-based revenues increased 27%, outpacing 23% growth in average client asset values due to a continued mix-shift toward managed accounts and Canadian mutual funds sold under the proprietary distributor model on which we earn higher asset-based fees. Year-over-year, operating expenses increased $5.3 million largely due to an increase in variable growth-related expenses, higher performance-based employee incentive compensation and investments in technology.

Corporate and Other Distributed Products

During the fourth quarter of 2024, the segment recorded a pre-tax adjusted operating loss of $1.0 million compared to a pre-tax adjusted operating loss of $5.4 million in the prior year period. The year-over-year improvement was due in part to a $3.3 million adjustment in the prior year period to the ceded reserve estimate for a closed block of non-term life insurance business and higher net investment income in the 2024 period. The segment also incurred higher performance-based employee incentive compensation costs in the fourth quarter of 2024.

Taxes

The effective tax rate from continuing operations remained largely consistent at 23.3% in the fourth quarter of 2024 compared to 23.0% in the prior year period.

Capital

During the fourth quarter, the Company repurchased $44.4 million of its common stock, completing the Board of Directors’ authorization to repurchase $425 million of common stock during 2024, and authorized a new $450 million share repurchase program to occur through December 31, 2025. The Board of Directors has approved a 16% dividend increase to $1.04 per share, payable on March 14, 2025 to stockholders of record on February 21, 2025. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 430% as of December 31, 2024.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, diluted adjusted operating earnings per share and adjusted stockholders' equity.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses), including credit impairments, and fair value mark-to-market (“MTM”) investment adjustments for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations. Also excluded from these non-GAAP financial measures is the receipt of insurance proceeds under a Representation and Warranty policy purchased in connection with the 2021 acquisition of e-TeleQuote Insurance, Inc. and subsidiaries ("e-TeleQuote"). We exclude this gain from our non-GAAP financial measures as it represents a non-recurring item that causes incomparability in the Company’s results.

Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share exclude corporate restructuring and related charges associated with the decision to exit the senior health business. We exclude these items from our non-GAAP financial measures as they are not useful in evaluating the Company’s ongoing operations. Adjusted net operating income and diluted adjusted operating earnings per share also exclude the tax effect of pre-tax operating adjustments and the valuation allowance recognized for e-TeleQuote's state net operating losses, which is required to be reported in income taxes from continuing operations. We exclude these items from our non-GAAP financial measures as they represent the tax effect of pre-tax operating adjustments and/or non-recurring items that will cause incomparability between period-over-period results.

Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income (loss). We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and users should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Wednesday, February 12, 2025, at 10:00 a.m. (ET), to discuss the quarter’s results. To access the webcast, go to https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain independent sales representatives or license or maintain the licensing of independent sales representatives; laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or independent sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or independent sales representatives; differences between our actual experience and our expectations regarding mortality, persistency, disability or insurance as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for independent sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; changes in prevailing mortgage interest rates or U.S. monetary policies that affect mortgage interest rates; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; the current regulatory climate with regard to financial services and climate change; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; the efficiency and success of business initiatives to enhance our technology, products and services; inability to effectively execute our corporate strategy; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured over 5.5 million lives and had approximately 3.0 million client investment accounts on December 31, 2024. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2023. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@Primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31, 2024	December 31, 2023
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,946,126	$2,719,467
Fixed-maturity security held-to-maturity, at amortized cost	1,303,880	1,386,980
Short-term investments available-for-sale, at fair value	-	276
Equity securities, at fair value	27,144	29,680
Trading securities, at fair value	3,011	18,383
Policy loans and other invested assets	50,881	51,175
Total investments	4,331,042	4,205,961
Cash and cash equivalents	687,821	594,148
Accrued investment income	28,100	23,958
Reinsurance recoverables	2,744,165	3,015,777
Deferred policy acquisition costs, net	3,680,430	3,447,234
Agent balances, due premiums and other receivables	282,607	269,216
Intangible asset	45,275	45,275
Income taxes	122,664	120,035
Operating lease right-of-use assets	47,023	51,506
Other assets	403,608	439,940
Separate account assets	2,209,287	2,395,842
Assets from discontinued operations entities	-	418,840
Total assets	$14,582,022	$15,027,732

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,503,064	$6,742,025
Unearned and advance premiums	15,606	14,876
Policy claims and other benefits payable	488,350	513,803
Other policyholders' funds	402,323	435,094
Note payable	594,512	593,709
Surplus note	1,303,556	1,386,592
Income taxes	115,611	76,257
Operating lease liabilities	55,478	58,893
Other liabilities	549,160	579,045
Payable under securities lending	86,034	99,785
Separate account liabilities	2,209,287	2,395,842
Liabilities from discontinued operations entities	-	65,844
Total liabilities	12,322,981	12,961,765

Stockholders' equity

Common stock	334	350
Retained earnings	2,231,483	2,276,946
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	224,833	(39,086)
Unrealized foreign currency translation gains (losses)	(34,767)	(2,235)
Net unrealized gains (losses) on available-for-sale securities	(162,842)	(170,008)
Total stockholders' equity	2,259,041	2,065,967
Total liabilities and stockholders' equity	$14,582,022	$15,027,732

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended December 31,
	2024	2023
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$854,748	$834,275
Ceded premiums	(414,463)	(410,182)
Net premiums	440,285	424,093
Commissions and fees	293,850	227,788
Net investment income	38,134	37,644
Investment gains (losses)	(1,179)	835
Other, net	17,019	15,830
Total revenues	788,109	706,190

Benefits and expenses:
Benefits and claims	167,449	168,739
Future policy benefits remeasurement (gain) loss	1,374	746
Amortization of deferred policy acquisition costs	76,905	70,378
Sales commissions	157,703	116,747
Insurance expenses	66,256	57,420
Insurance commissions	7,795	9,030
Interest expense	6,070	6,586
Other operating expenses	86,046	76,821
Total benefits and expenses	569,598	506,467
Income from continuing operations before income taxes	218,511	199,723
Income taxes from continuing operations	50,835	45,953
Income from continuing operations	167,676	153,770
Loss from discontinued operations, net of income tax	(606)	(1,834)
Net income	$167,070	$151,936

Basic earnings per share:
Continuing operations	$4.99	$4.36
Discontinued operations	(0.02)	(0.06)
Basic earnings per share	$4.97	$4.30

Diluted earnings per share:
Continuing operations	$4.98	$4.35
Discontinued operations	(0.02)	(0.05)
Diluted earnings per share	$4.96	$4.30

Weighted-average shares used in computing earnings per share:
Basic	33,482	35,149
Diluted	33,541	35,208

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Year ended December 31,
	2024	2023
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$3,393,604	$3,312,125
Ceded premiums	(1,664,433)	(1,651,811)
Net premiums	1,729,171	1,660,314
Commissions and fees	1,082,889	892,853
Net investment income	155,501	135,837
Investment gains (losses)	2,236	(5,896)
Other, net	119,346	65,399
Total revenues	3,089,143	2,748,507

Benefits and expenses:
Benefits and claims	648,163	642,979
Future policy benefits remeasurement (gain) loss	(25,920)	(384)
Amortization of deferred policy acquisition costs	298,136	275,816
Sales commissions	573,249	457,444
Insurance expenses	255,619	235,460
Insurance commissions	32,008	34,222
Interest expense	25,034	26,594
Other operating expenses	343,607	304,638
Total benefits and expenses	2,149,896	1,976,769
Income from continuing operations before income taxes	939,247	771,738
Income taxes from continuing operations	219,118	180,556
Income from continuing operations	$720,129	$591,182
Loss from discontinued operations, net of income tax	(249,611)	(14,581)
Net income	$470,518	$576,601

Basic earnings per share:
Continuing operations	$21.02	$16.37
Discontinued operations	(7.29)	(0.40)
Basic earnings per share	$13.73	$15.97

Diluted earnings per share:
Continuing operations	$20.99	$16.34
Discontinued operations	(7.28)	(0.40)
Diluted earnings per share	$13.71	$15.94

Weighted-average shares used in computing earnings per share:
Basic	34,142	35,954
Diluted	34,199	36,027

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended December 31,
	2024	2023	% Change
	(In thousands, except per-share amounts)
Total revenues	$788,109	$706,190	12%
Less: Investment (losses) gains	(1,179)	835
Less: 10% deposit asset MTM included in NII	(846)	1,215
Adjusted operating revenues	$790,134	$704,140	12%

Income from continuing operations before income taxes	$218,511	$199,723	9%
Less: Investment (losses) gains	(1,179)	835
Less: 10% deposit asset MTM included in NII	(846)	1,215
Adjusted operating income before income taxes	$220,536	$197,673	12%

Income from continuing operations	$167,676	$153,770	9%
Less: Investment (losses) gains	(1,179)	835
Less: 10% deposit asset MTM included in NII	(846)	1,215
Less: Tax impact of preceding items	471	(469)
Adjusted net operating income	$169,230	$152,189	11%

Diluted earnings per share from continuing operations	$4.98	$4.35	14%
Less: Net after-tax impact of operating adjustments	(0.05)	0.05
Diluted adjusted operating earnings per share	$5.03	$4.30	17%

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Year ended December 31,
	2024	2023	% Change
	(In thousands, except per-share amounts)
Total revenues	$3,089,143	$2,748,507	12%
Less: Investment (losses) gains	2,236	(5,896)
Less: 10% deposit asset MTM included in NII	1,037	(446)
Less: Insurance claim proceeds	50,000	-
Adjusted operating revenues	$3,035,870	$2,754,849	10%

Income from continuing operations before income taxes	$939,247	$771,738	22%
Less: Investment (losses) gains	2,236	(5,896)
Less: 10% deposit asset MTM included in NII	1,037	(446)
Less Insurance proceeds	50,000	-
Less: Restructuring costs	(2,837)	-
Adjusted operating income before income taxes	$888,811	$778,080	14%

Income from continuing operations	$720,129	$591,182	22%
Less: Investment (losses) gains	2,236	(5,896)
Less: 10% deposit asset MTM included in NII	1,037	(446)
Less: Insurance claims proceeds	50,000	-
Less: Restructuring costs	(2,837)	-
Less: Tax impact of preceding items	(123)	1,494
Less: Valuation allowance on Senior Health NOLs	(11,080)	-
Adjusted net operating income	$680,896	$596,030	14%

Diluted earnings per share from continuing operations	$20.99	$16.34	28%
Less: Net after-tax impact of operating adjustments	1.15	(0.13)
Diluted adjusted operating earnings per share	$19.84	$16.47	20%

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended December 31,
	2024	2023	% Change
	(In thousands)
Direct premiums	$850,667	$829,918	3%
Less: Premiums ceded to IPO coinsurers	195,039	210,310
Adjusted direct premiums	655,628	619,608	6%

Ceded premiums	(412,916)	(410,456)
Less: Premiums ceded to IPO coinsurers	(195,039)	(210,310)
Other ceded premiums	(217,877)	(200,146)
Net premiums	$437,751	$419,462	4%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended December 31,
	2024	2023	% Change
	(In thousands)
Total revenues	$51,483	$53,207	(3)%
Less: Investment gains (losses)	(1,179)	835
Less: 10% deposit asset MTM included in NII	(846)	1,215
Adjusted operating revenues	$53,508	$51,157	5%

Income (loss) before income taxes	$(3,018)	$(3,325)	9%
Less: Investment gains (losses)	(1,179)	835
Less: 10% deposit asset MTM included in NII	(846)	1,215
Adjusted operating income (loss) before income taxes	$(993)	$(5,375)	NM

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	December 31, 2024	December 31, 2023	% Change
	(In thousands)
Stockholders' equity	$2,259,041	$2,065,967	9%
Less: Net unrealized gains (losses)	(162,842)	(170,008)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	224,833	(39,086)
Adjusted stockholders' equity	$2,197,050	$2,275,061	(3)%